UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Virage Logic Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92763R104

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this coverage page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92763R104	13G	Page 2 of 5 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Adam A. Kablanian
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 324,813(a)
6 SHARED VOTING POWER 2,999,150(b)
7 SOLE DISPOSITIVE POWER 324,813(a)
8 SHARED DISPOSITIVE POWER 2,999,150(b)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,976,963(b)
10

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☑  Excludes 347,000 shares held in trusts for the benefit of the reporting person’s children for which the reporting person is the trustee.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%
12	TYPE OF REPORTING PERSON* IN

(a)	Represents shares subject to options exercisable at or within 60 days of December 31, 2007.

(b)	Includes 2,619,358 shares held by The Kablanian Family Revocable Trust dated 6/12/01, Adam Aleksan Kablanian and Rita Kablanian, Trustees, and 32,792 shares owned by Mr. Kablanian and his spouse as joint tenants.

CUSIP No. 92763R104	13G	Page 3 of 5 Pages

Item 1(a):	NAME OF ISSUER

Virage Logic Corporation

Item 1(b):	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

47100 Bayside Parkway

Fremont, CA 94538

Item 2(a):	NAME OF PERSON FILING

Adam A. Kablanian

Item 2(b):	ADDRESS OF PRINCIPAL BUSINESS OFFICE

47100 Bayside Parkway

Fremont, CA 94538

Item 2(c):	CITIZENSHIP

USA

Item 2(d):	TITLE OF CLASS OF SECURITIES

Common Stock, $0.001 par value

Item 2(e):	CUSIP NUMBER

92763R104

Item 3:	This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:	OWNERSHIP

The information on the cover page of this Schedule 13G, items (5) through (11), is incorporated herein by reference.

(a)	Amount Beneficially Owned:

2,976,963 shares

(b)	Percent of Class

12.7%

CUSIP No. 92763R104	13G	Page 4 of 5 Pages

(c)	Number of Shares as to Which Such Person Has:

(i)	Sole power to vote or direct the vote:

324,813 Shares

(ii)	Shared power to vote or direct the vote

2,999,150 Shares

(iii)	Sole power to dispose or to direct the disposition of:

324,813 Shares

(iv)	Shared power to dispose or to direct the disposition of:

2,999,150 Shares

Item 5:	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    ☐

Item 6:	OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

Item 7:	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

N/A

Item 8:	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

Item 9:	NOTICE OF DISSOLUTION OF GROUP

N/A

Item 10:	CERTIFICATION

N/A

CUSIP No. 92763R104	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 14, 2008
Date

/s/ ADAM A. KABLANIAN
Signature

Adam A. Kablanian
Name (Typed)